Exhibit 99.1

Kindred Biosciences Announces Positive Results from Pilot Effectiveness Study of its Fully Caninized IL-31 Antibody for the Treatment of Atopic Dermatitis in Dogs and Issuance of U.S. Patent

•	Statistically significant reduction in pruritus versus placebo was achieved across all dose groups.

•	Canine atopic dermatitis is a large and growing market, and KindredBio has a broad portfolio of biologics in development to treat this condition.
San Francisco, CA (October 30, 2018) -- Kindred Biosciences, Inc. (NASDAQ: KIN), a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets, today announced positive topline results from its pilot effectiveness study of KIND-016, a fully caninized, high-affinity monoclonal antibody targeting interleukin-31 (IL-31), for the treatment of atopic dermatitis in dogs. Atopic dermatitis is the leading reason owners take their dog to the veterinarian, and the current market size is over $500 million annually and growing rapidly.

In addition, KindredBio announced that the U.S. Patent and Trademark Office has issued a patent (Patent No. 10,093,731) for KindredBio’s anti-IL31 antibody.

The study was a randomized, blinded, placebo-controlled, pilot laboratory study that enrolled 32 dogs to assess the effectiveness of KIND-016 at three doses. A single dose of KIND-016 was administered on day 0 and itching was induced at weeks 1, 2, 3, 4, 6, and 8 with an injection of canine IL-31.

KindredBio’s IL-31 antibody resulted in statistically significant reductions in pruritus (p<0.0001 to p<0.05) across all dose groups and was sustained for 6 to 8 weeks, with a clear dose response. The reduction in the itching score was as high as 86.1%. Based on a preliminary review of the safety data, the drug appears to be well tolerated.

“We are very pleased with the unequivocally positive results from this study, as well as the recently-issued patent. Our goal is to develop best-in-class therapies for atopic dermatitis, and this is a major step toward that,” stated Richard Chin, CEO of KindredBio. “Canine atopic dermatitis is an attractive market, with some products now achieving annual sales of hundreds of millions of dollars. We believe our fully caninized, high-affinity, IL-31 antibody is well positioned to become an important therapeutic in the space. Furthermore, these positive results validate the broad portfolio of additional biologics we have for this disease, as well as for other serious unmet medical needs, positioning KindredBio to be a leader in companion animal biologics.”

Exhibit 99.1

KindredBio will discuss and answer questions on the results of the pilot effectiveness study today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 7047158. The call will also be webcast live here, with a replay available at that link for 30 days.

About Kindred Biosciences
Kindred Biosciences is a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company's strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes. KindredBio's first FDA-approved product is for the management of weight loss in cats.
For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.

These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations

Exhibit 99.1

of losses for the foreseeable future; the absence of significant revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts
For investor inquiries:
Katja Buhrer
katja.buhrer@kindredbio.com
(917) 969-3438

For media inquiries:
Jeanene Timberlake
jtimberlake@rooneyco.com
(646) 770-8858

Source: Kindred Biosciences, Inc.